Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Somnigroup International Inc. for the registration of 34,200,000 shares of its common stock and to the incorporation by reference therein of our reports dated February 28, 2025, with respect to the consolidated financial statements and schedule of Somnigroup International Inc., and the effectiveness of internal control over financial reporting Somnigroup International Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Louisville, Kentucky
February 28, 2025